Filed pursuant to Rule 424(b)(3)
File Numbers 333-119263 and 333-110598

PROSPECTUS

564,682 Shares

OXFORD INDUSTRIES, INC.

Common Stock

     This prospectus relates to the resales from time to time of up to 564,682 shares of common stock of Oxford Industries, Inc. by certain of our shareholders. All of these shares are currently held by the selling shareholders.

     We will not receive any of the proceeds from the sale of the shares being offered. We are registering these shares for resale, but the registration of such shares does not necessarily mean that any of the shares will be offered or sold by the selling shareholders.

     Sales of the common stock may be effected from time to time in one or more transactions on the New York Stock Exchange or otherwise at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders from time to time may offer and sell the shares directly to purchasers or through agents, underwriters or dealers on terms to be determined at the time of sale. If required, the names of any agents, underwriters or dealers and any other required information will be set forth in an accompanying prospectus supplement.

     Our common stock is listed on the New York Stock Exchange under the symbol “OXM.” On October 5, 2004, the last reported sale price of our Common Stock on the New York Stock Exchange was $37.60 per share. The shares of our Common Stock offered pursuant to this prospectus have been listed on the New York Stock Exchange. Any shares issued to the selling shareholders in the future will be listed on the New York Stock Exchange at the time of issuance.

     Investing in our Common Stock involves material risks. See “Risk Factors” beginning on page 6 for a discussion of these risks.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 7, 2004.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, the selling shareholders may offer and sell up to 564,682 shares of common stock in one or more transactions. You should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

     The registration statement that contains this prospectus contains additional information about our company and the common stock offered under this prospectus, including information about the expenses incurred in connection with this offering, indemnification provided to our directors and officers, exhibits and certain undertakings we have agreed to. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20459. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20459. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings from the New York Stock Exchange, please call (212) 656-5060.

     We “incorporate by reference” into this prospectus the information that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, until the selling shareholders have sold all of the securities offered by this prospectus:

•	Our Annual Report on Form 10-K for the year ended May 28, 2004; and

•	The description of our Common Stock contained in our Registration Statement on Form 8-A which became effective on July 23, 1960.

You may also request a copy of these filings at no cost (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into the filing), by writing or calling us at the following address:

Oxford Industries, Inc.
222 Piedmont Avenue, NE
Atlanta, Georgia 30308
(404) 659-2424
Attention: Vice President, General Counsel and Secretary

     You should only rely on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement is accurate as of any date other than the dates on the front of such documents.

OXFORD INDUSTRIES, INC.

     Oxford Industries, Inc. was founded in 1942. We are a producer and marketer of branded and private label apparel for men, women and children. We provide retailers and consumers with a wide variety of apparel products and services to suit their individual needs.

     Our brands include the following:

Tommy Bahama®	Oxford Golf™
Indigo Palms®	Cattleman®
Island Soft®	Cumberland Outfitters®
Ben Sherman®	Ely®

     We also hold exclusive licenses to produce and sell certain product categories under the following brands:

Tommy Hilfiger®	Dockers®
Nautica®	Cubavera®
Oscar de la Renta®	Havanera®
Geoffrey Beene®	Evisu®
Slates®

     Tommy Hilfiger is licensed to us for men’s and women’s golf apparel, as well as men’s dress shirts. Nautica, Geoffrey Beene, Slates, Dockers, Cubavera, Havanera and Oscar de la Renta are all licensed for men’s tailored clothing. Evisu is licensed for men’s and women’s apparel and footwear.

     Our customers are found in every major channel of distribution including:

National chains	Department stores
Specialty catalogs	Specialty stores
Mass merchants	Internet retailers

     Where we sell product under the same brand name to two or more customers, whether the brand is owned by us or a third party, we consider such sales to be “branded” sales. For example, we sell Tommy Bahama brand apparel to Nordstrom’s, Saks Fifth Avenue and many other customers. Where we sell product under a brand name exclusively to one customer, whether the brand is owned by us, the customer or a third party, we consider such sales to be “private label” sales. For example, we sell Mossimo® product only to Target Stores and consider such sales to be private label.

     Our business is operated through the following segments:

Segment	Description of the Business
Menswear Group	Produces branded and private label dress shirts, sport shirts, dress slacks, casual slacks, suits, sportscoats, suit separates, walkshorts, golf apparel, jeans, swimwear, footwear and headwear.

Womenswear Group	Produces private label women’s sportswear separates, coordinated sportswear, outerwear, dresses and swimwear.

Tommy Bahama Group	Produces lifestyle branded casual attire, operates retail stores and restaurants, and licenses its brands for accessories, footwear, furniture, and other products.

See Note N of “Notes to Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended May 28, 2004 for more details on each of our segments.

     On June 13, 2003, we acquired all of the outstanding capital stock of Viewpoint International, Inc. and its consolidated subsidiaries, which we refer to and operate as the Tommy Bahama Group. The purchase price for the Tommy Bahama Group consists of $240 million in cash, $10 million in our Common Stock and up to $75 million in contingent payments that are subject to the Tommy Bahama Group achieving certain performance targets. The $75 million in contingent payments may include, at the option of the selling stockholders during the first two years, up to $12.5 million in our Common Stock valued at $12.88 per share (see Note O of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended May 28, 2004). The transaction was financed by a $200 million private placement of senior notes completed on May 16, 2003 and a $275 million senior secured revolving credit facility closed on June 13, 2003.

     On July 30, 2004, we acquired Ben Sherman Limited (“Ben Sherman”), which we operate as part of our Menswear Group. Ben Sherman is a London-based designer, distributor and marketer of branded sportswear, accessories, and footwear. The purchase price for Ben Sherman was £80 million, or approximately $145 million, plus associated expenses. The acquisition was financed with cash on hand and borrowings under our revolving credit facility. Founded in 1963, Ben Sherman has a long heritage as a modern, young men’s shirt brand that has evolved into an irreverent lifestyle brand for youthful thinking men and women.

     In conjunction with the acquisition of Ben Sherman, our senior revolver was amended and restated on July 28, 2004 and increased to $280 million with a syndicate of eight financial institutions. The maturity date was extended to July 28, 2009.

     We effected a two-for-one stock split in the form of a 100% stock dividend, payable December 1, 2003, to shareholders of record on November 17, 2003. Shareholders received one additional share of our Common Stock for each share of common stock held on the record date.

     We are a Georgia corporation and our principal executive offices are located at 222 Piedmont Avenue, NE, Atlanta, Georgia 30308. Our telephone number is (404) 659-2424. Our website address is www.oxfordinc.com. Information on our website does not constitute part of this prospectus.

RISK FACTORS

     You should carefully consider the following factors and other information included or incorporated by reference in this prospectus before deciding to invest in shares of our Common Stock.

We may experience volatility in our stock price.

     The market price of our Common Stock has experienced, and may continue to experience, significant volatility from time to time. For example, in the 52 weeks ended September 23, 2004, our Common Stock traded between $29.60 per share and $47.50 per share. Such volatility may be affected by factors such as our quarterly operating results or changes in the economy, financial markets or apparel and retail industries. In recent years, the U.S. stock market has experienced extreme price and volume fluctuations, which have sometimes affected the market price of the securities issued by a particular company which may be unrelated to the operational performance of the company. This type of market effect could impact our Common Stock price as well. The volatility of our Common Stock means that it is more likely that our Common Stock will have traded down substantially at such time as you may look to sell your shares of our Common Stock.

We may owe contingent payments to the selling shareholders; these payments, which may be paid in cash, are contingent on earnings of the Tommy Bahama Group that may be non-cash; we may have difficulty making the payments if our other operations suffer; and you may experience dilution if we issue common stock in the future for a portion of the contingent payments.

     Under the terms of our acquisition of the Tommy Bahama Group, we will be required to make up to $75 million in performance-based contingent payments to the selling shareholders of the Tommy Bahama Group over the four years following the Tommy Bahama Group acquisition. The contingent payments will be comprised of an annual basic contingent payment and a cumulative additional contingent payment. The earnings upon which these payments are contingent may not be cash-based; we may therefore have difficulty in making cash payments. In addition, if the acquired Tommy Bahama Group business is successful but the rest of our business is not successful, we may have difficulty making the contingent payments or, if we do make the contingent payments, we could have insufficient cash for our business objectives. Also, if we issue common stock for a portion of the contingent payments, particularly in the first two years when the selling shareholders are entitled to 50% of any contingent payment in shares of common stock valued at $12.88 per share, you may experience substantial dilution.

     Certain of the selling shareholders (Messrs. Margolis and Dalla Gasperina) are key members of management of the Tommy Bahama Group business. It is possible that their interests with respect to the contingent payments will differ from the interests of Oxford. For example, they may have incentives to maximize the profitability of the Tommy Bahama Group during the four year term of the earnout agreement to the detriment of the longer term prospects for the business.

FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of future capital expenditures, the likelihood of our success in developing and introducing new products and expanding our business, the timing of the introduction of new and modified products or services, financing plans, working capital needs and sources of liquidity.

     Forward-looking statements reflect our current expectations and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to these forward looking statements include, among others, assumptions regarding demand for our products, expected pricing levels, raw material costs, the timing and cost of planned capital expenditures, expected outcomes of pending litigation, competitive conditions, general economic conditions and expected synergies in connection with acquisitions and joint ventures, including the acquisition of Ben Sherman Group Limited. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these risks are beyond our ability to control or predict. Such risks include, but are not limited to, all of the risks discussed under “Risk Factors” and the following:

•	general economic cycles;

•	competitive conditions in our industry;

•	price deflation in the worldwide apparel industry;

•	our ability to identify and respond to rapidly changing fashion trends and to offer innovative and upgraded products;

•	the integration of Ben Sherman into our company;

•	significant changes in expected weather patterns (e.g., an unseasonably warm autumn) or natural disasters such as hurricanes, fires or flooding;

•	the price and availability of raw materials;

•	our dependence on and relationships with key customers;

•	the ability of our third party producers to deliver quality products in a timely manner;

•	potential disruptions in the operation of our distribution facilities;

•	changes in trade quotas or other trade regulations;

•	economic and political conditions in the foreign countries in which we operate or source our products;

•	increased competition from direct sourcing;

•	our ability to maintain our licenses;

•	our ability to protect our intellectual property and prevent our trademarks, service marks and goodwill from being harmed by competitors’ products;

•	our ability to successfully implement our growth plans for the acquired businesses;

•	our reliance on key management;

•	regulatory risks associated with importing products;

•	risks associated with changes in global currency exchange rates;

•	the impact of labor disputes and wars or acts of terrorism on our business;

•	our inability to retain current pricing on our products due to competitive or other factors;

•	the impact of reduced travel to resort locations on our sales;

•	risks related to our operation of restaurants under the Tommy Bahama name;

•	the expansion of our business through the acquisition of new businesses;

•	our ability to open new retail stores; and

•	unforeseen liabilities associated with our acquisitions of the Tommy Bahama Group and Ben Sherman Group Limited.

     We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Furthermore, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling shareholders under this prospectus, but we have agreed to bear all expenses (other than direct expenses incurred by the selling shareholders, such as selling commissions, brokerage fees and expenses and transfer taxes) associated with registering such shares under federal and state securities laws. We are registering the shares for sale to provide the selling shareholders with freely tradeable securities, but the registration of such shares does not necessarily mean that any of the shares will be offered or sold by the selling shareholders.

SELLING SHAREHOLDERS

     Pursuant to a registration rights agreement dated as of June 13, 2003 among the selling shareholders and us, we agreed to register with the SEC resales of any shares of our Common Stock received by the selling shareholders in connection with our acquisition of Viewpoint International, Inc. (now the Tommy Bahama Group) from the selling stockholders of Viewpoint International, Inc.

     The selling shareholders received 776,400 shares at the time of the Tommy Bahama acquisition. In addition, pursuant to an earnout agreement dated as of June 13, 2003 among the selling stockholders of Viewpoint International, Inc. and us, upon achievement of certain milestones by our Tommy Bahama Group, the selling shareholders may receive up to $12.5 million from us in each of the first four years following the Tommy Bahama acquisition. They can opt to receive up to half of their annual earnout payment in shares of common stock (valued at $12.88 per share) in each of the first two years. We have the right to pay up to half of the annual earnout payment in shares of common stock (valued at the then current market price of the common stock) in each of the four years (in the first two years, only to the extent that the selling shareholders have not opted to receive shares of common stock). With respect to the first year, the full $12.5 million was earned and the selling shareholders opted to receive 485,243 shares of our Common Stock (which we issued on August 16, 2004) in payment of half of the first year earnout payment. In accordance with the earnout agreement, we paid cash to the selling shareholders in payment of the other half of the first year earnout payment.

     This prospectus relates to resales of up to 564,682 shares of our Common Stock issued to the selling shareholders in June 2003 and August 2004, and not previously sold by them.

     At current stock prices and given our current expectations regarding performance of the Tommy Bahama Group, we expect the selling shareholders to earn their full $12.5 million earnout in year two, and to opt to receive half of each such earnout in shares of our Common Stock valued at $12.88 per share (for a total of 485,243 additional shares). If and when we issue additional shares pursuant to the earnout agreement, we will file one or more additional registration statements to cover resales of these shares.

     Under the registration rights agreement, prior to selling any shares covered by the registration rights agreement, a selling shareholder must offer us the right to purchase those shares at a price per share equal to the average of the high and low per share sales prices of a share of common stock on the trading day immediately preceding the date that the selling shareholder offers us the shares. If we decline to purchase any of the shares so offered, the selling shareholder may sell those shares at any time within 90 days of the offer to us. At the expiration of the 90-day period, the selling shareholder must again offer the shares to us prior to selling them.

     The following table sets forth as of September 23, 2004:

•	the name of each selling shareholder;

•	the nature of any position, office or other material relationship each selling shareholder has had within the past three years with us or any of our predecessors or affiliates;

•	the number of shares of common stock beneficially owned by each selling shareholder;

•	the maximum number of shares of common stock that may be offered or sold by each selling shareholder under this prospectus; and

•	the amount of common stock to be owned by each selling shareholder upon the completion of the offering if all shares covered by this registration statement are sold.

				Shares Beneficially
	Shares Beneficially			Owned After
	Owned Prior to Offering(1)			Offering(1)
			Maximum
		Percentage	Number of Shares		Percentage
Names of Selling Shareholders(2)	Number	of Class	Being Offered	Number	of Class
SKM-TB, LLC(3)	171,724	1.0%	171,724	—	0%
Whole Duty Investment Ltd. (4)	163,600	*	163,600	—	0%
S. Anthony Margolis(5)	116,463	*	116,463	—	0%
Margolis Family Stock Trust for the benefit of Jodi Kooperman(6)	1,818	*	1,818	—	0%
Margolis Family Stock Trust for the benefit of David Margolis(6)	1,818	*	1,818	—	0%
Margolis Family Stock Trust for the benefit of Lucas Margolis(6)	1,820	*	1,820	—	0%
Margolis Family Stock Trust for the benefit of Katelyn Margolis(6)	1,818	*	1,818	—	0%
Margolis Family Stock Trust for the benefit of Brandon Margolis(6)	1,818	*	1,818	—	0%
William S. Sterns III, Trustee(6)	9,092	*	9,092	—	0%
Bonita Beach Blues Inc.(7)	45,376	*	45,376	—	0%
Lucio Dalla Gasperina(8)	58,427	*	58,427	—	0%

Total(9)	564,682	3.4%	564,682	—	0%

*	Indicates less than 1%.

(1)	Each beneficial owner listed in the table has both voting and investment power over the applicable shares unless otherwise indicated. The amounts and percentages of common stock beneficially owned prior to this offering have been calculated in accordance with applicable SEC regulations. These regulations require shares underlying stock options or warrants to be considered outstanding (solely for purposes of calculating the relevant holder’s percentage) if they are issuable within 60 days of September 21, 2004. The percentages of beneficial ownership are based on an aggregate of 16,757,001 shares of our Common Stock outstanding as of September 21, 2004.

(2)	Each of the selling shareholders listed in the table was a stockholder of Viewpoint International, Inc., which we refer to throughout this prospectus as the Tommy Bahama Group, prior to its acquisition by us.

(3)	SKM Equity Fund III, L.P. is the managing member of SKM-TB, LLC. SKM Partners, LLC is the general partner of SKM Equity Fund III, L.P. Two partners of SKM Partners, LLC, John F. Megrue, Jr. and David J. Oddi (each of whom disclaims control of SKM Partners, LLC and SKM-TB, LLC), were directors of the Tommy Bahama Group prior to its acquisition by us. SKM Partners, LLC, is controlled by a management committee consisting of Thomas A. Saunders III, Allan W. Karp and John F. Megrue, Jr. The management committee acts by majority vote. Saunders Karp & Megrue, L.P., an affiliate of SKM Equity Fund III, L.P., provided the Tommy Bahama Group with financial advisory services pursuant to an advisory agreement which was terminated upon our acquisition of the Tommy Bahama Group.

(4)	Whole Duty Investment Ltd. is controlled by Yeung Yuk Wai.

(5)	Mr. Margolis is currently Group Vice President of our Company. Prior to our acquisition of the Tommy Bahama Group, Mr. Margolis served as its Chief Executive Officer and President since 1992.

(6)	William S. Sterns III, is the sole trustee of each of the indicated trusts and may be deemed to be the beneficial owner of the shares held by each such trust. Mr. Sterns is not selling any shares in this offering in his personal capacity. All shares indicated as being sold by Mr. Sterns are shares attributed to him, but being sold by the trusts.

(7)	Bonita Beach Blues Inc. is controlled by Robert Emfield.

(8)	Mr. Dalla Gasperina is currently Executive Vice President of the Tommy Bahama Group. Prior to our acquisition of the Tommy Bahama Group, Mr. Dalla Gasperina served as its Executive Vice President.

(9)	All totals do not reflect amounts listed next to Mr. Sterns as sole trustee, as such shares are duplicative of those held by the indicated trusts. See note (6).

PLAN OF DISTRIBUTION

     The sale of common stock by the selling shareholders and any of their pledgees, assignees and successors-in-interest pursuant to this prospectus may be effected from time to time in one or more transactions on the New York Stock Exchange or otherwise at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The selling shareholders from time to time may offer and sell the shares directly to purchasers or through agents, underwriters or dealers. Such sales may be in the form of:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	exchange distributions in accordance with the rules of the New York Stock Exchange or any other applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	agreements between broker-dealers and the selling shareholders to sell a specified number of shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     Agents or underwriters acting on behalf of the selling shareholders may receive compensation from the selling shareholders or from purchasers of the common stock for whom they act as agent in the form of discounts, concessions or commissions. Underwriters may sell the common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Agents, underwriters and dealers that participate in the distribution of common stock may be deemed to be underwriters for purposes of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and any discounts, concessions or commissions received by them from the selling shareholders and any profit on the resale of common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act. To our knowledge, the selling shareholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares short and deliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders may also pledge or loan the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default, the broker-dealer may sell the pledged shares pursuant to this prospectus. Any of these transactions, if undertaken, may have the effect of lowering the trading price of the common stock.

     The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of our Common Stock owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision on the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors-in-interest as selling shareholders under this prospectus.

     At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling shareholders and any other required information.

     If sold through third parties, in most states, the shares must be sold through registered or licensed brokers or dealers. We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     We will pay all expenses incident to the offering and sale of the shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. We estimate that we will spend approximately $55,000 for expenses in connection with the offering of shares by the selling shareholders.

     Agents, underwriters or dealers may engage in transactions with or perform services for us in the ordinary course of business.

VALIDITY OF COMMON STOCK

     The validity of the common stock offered hereby will be passed upon for us by Dominic C. Mazzone, our Vice President, Secretary & General Counsel. As of October 5, 2004, Mr. Mazzone did not own any shares of our Common Stock nor did he have any options to purchase shares.

EXPERTS

     Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual report on form 10-K for the year ended May 28, 2004, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

564,682 Shares

OXFORD INDUSTRIES, INC.

Common Stock

PROSPECTUS

October 7, 2004